Exhibit 10.24
November 10, 2006
Mr. Sean P. Burke
Senior Vice President, Computing
Flextronics International USA, Inc.
2090 Fortune Drive
San Jose, California 95131
Award Agreement for Deferred Compensation Plan
Dear Sean:
     I am pleased to confirm that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long term incentive bonus in return for services to be rendered in the future as an employee of the Company (the “Deferred Bonus”). The Deferred Bonus will equal thirty percent (30%) of your annual base salary in effect on July 1, 2007, and on July 1st of each subsequent year. Thus, on July 1, 2007, subject to the limitations below, and on each subsequent July 1st on which you are eligible to earn the Deferred Bonus, you will earn a Deferred Bonus equal to 30% of your annual base salary in effect on that day.
     Before July 1st of each subsequent year, the Company will make a determination, in its sole and absolute discretion, of your eligibility to earn the Deferred Bonus for that July 1st. From time to time, the Company may, in its sole and absolute discretion, make additional contributions to your Deferred Bonus. The Company will make an initial discretionary contribution to your Deferred Bonus of $400,000 on November 10, 2006. The Company reserves the right to amend or terminate the Deferred Bonus at any time for all amounts of the Deferred Bonus that have not been earned on the date of the amendment or termination. If your employment with the Company is terminated for any reason, you will no longer be eligible to earn the Deferred Bonus.
     The Deferred Bonus will not be paid currently to you. Instead, the amount of the Deferred Bonus will be credited to the account (the “Deferral Account”) established on your behalf under the Flextronics International USA, Inc. Amended and Restated 2005 Senior Management Deferred Compensation Plan (the “Deferred Compensation Plan”). (This agreement will constitute the Award Agreement referred to in Section 3 of your Deferral Agreement entered into pursuant to the Deferred Compensation Plan.)
     The Deferred Account will vest as follows: One-third of the unvested balance of the Deferral Account will vest on the first July 1st that occurs at least one year after the day that (i) the sum of your age and your years of service with the Company equals or exceeds 60 and (ii) you have fulfilled at least five years of service with the Company (the “First Vesting Day”). One-half of the remaining unvested balance of the Deferral Account will vest one year after the First Vesting Day (the “Second Vesting Day”). Accordingly 2/3rds of the Deferral Account will be vested on the Second Vesting Day (assuming no accelerated vesting has occurred as a result of a Change of Control, as addressed below). The remaining unvested portion of the Deferral

Sean P. Burke
November 10, 2006

Account will vest one year after the Second Vesting Day (the “Third Vesting Day”). Thus, the Deferred Account will be 100% vested on the Third Vesting Day.
     In particular, we understand that, on July 1, 2007 you will be 45 years old and will have 1 year of service with the Company, so that the sum of your age and years of service will be 46. Therefore, if you remain continuously employed with the Company until July 1, 2015, that day will be the first July 1st that occurs at least one year after the day on which your years of service plus your age will equal or exceed 60. Accordingly, that day will be the First Vesting Day, and 1/3rd of the unvested balance of your Deferral Account will vest on that day. One-half of the remaining unvested balance of your Deferral Account will vest on July 1, 2016, i.e., the Second Vesting Day; and the remaining unvested portion of your Deferral Account will vest on July 1, 2017, i.e., the Third Vesting Day.
     Any amounts of the Deferred Bonus that are earned when any portion of your Deferral Account has already vested will vest as if they had been earned before any portion was vested. That is, the percentage of any such Deferred Bonus that equals the vested percentage of your Deferral Account on the earning day will be credited to the vested portion of the Deferral Account, and the remainder will be credited to the unvested portion of your Deferral Account, which will vest in accordance with the normal vesting schedule. The entire amount of any Deferred Bonus earned on or after the Third Vesting Day will be credited to the vested portion of the Deferral Account when earned, since the Deferral Account will be 100% vested on and after that date.
     Special vesting rules apply in the event of your death or a “Change of Control” as defined in the Deferred Compensation Plan. Specifically, your account shall be 100% vested upon your death, if you are employed with the Company at that time. Upon a “Change of Control” as defined in the Deferred Compensation Plan, if you are still employed with the Company you will be deemed to have vested in that percentage of any unvested portion of the Deferred Account equal to the number of complete months during which you have remained continuously employed with the company during the ten-year and eight-month period (treating November, 2006 as a full month) from November 10, 2006 through July 1, 2017 divided by 128. Any portion of your Deferral Account that remains unvested after a Change of Control shall continue to vest in accordance with the schedule described above. For example, if a Change of Control occurs on July 1, 2010, and you are still employed with the Company, then 11/32nds of your Deferral Account will vest on the Change of Control; 1/3rd of the 21/32nds portion of your Deferral Account that remained unvested immediately after the Change of Control will vest on the First Vesting Day (so that 18/32nds will then be vested); an additional 1/2 of the 14/32nds portion of your Deferral Account that remained unvested immediately after the First Vesting Day will vest on the Second Vesting Day (so that 25/32nds will then be vested); and the remaining unvested portion of your Deferral Account will vest on the Third Vesting Day.
     If your employment with the Company is terminated for any reason before the entire Deferred Bonus has vested, the unvested percentage of your Deferral Account (as determined at the end of the day of your termination) will be terminated and forfeited for no consideration. For example, if your employment is terminated before the First Vesting Day, you will be entirely unvested on that date, and your entire Deferral Account will be forfeited; and if your employment is terminated on or after the First Vesting Day but on or before the Second Vesting Day, you will be 1/3rd vested on that date, and 2/3rds of your entire Deferral Account will be

Sean P. Burke
November 10, 2006

forfeited. (These examples assume that no Change of Control occurs at any relevant time and your employment is not terminated by reason of death.)
     After your separation from service with the Company, you will receive a distribution of any vested balance (less applicable tax withholdings) in accordance with the provisions of the Deferred Compensation Plan and your Deferral Agreement.
     You understand and acknowledge that your account balance under the Deferred Compensation Plan will be reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that you will not be entitled to accelerate distributions from the Deferred Compensation Plan except in the event of your Disability or Unforeseeable Emergency as defined under the Deferred Compensation Plan.
     The Deferred Bonus will be in addition to any rights that you have under any other agreement with the Company. Any Deferred Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.
     If a future change in law would, in the judgment of the Compensation Committee or Plan Administrator, likely accelerate taxation to you of amounts that would be credited to your account under the Deferred Compensation Plan in the future, you and the Company will attempt to amend the Deferred Compensation Plan to satisfy the requirements of the change in law and, unless and until such an amendment is agreed to, the Company will cease to credit Deferred Bonuses to your account established under the Deferred Compensation Plan.
     The Deferred Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss any employee. The Company may withhold from any payment of the Deferred Bonus as may be required pursuant to applicable law.
     Enclosed are:
(1)	Flextronics International USA, Inc. Amended and Restated 2005 Senior Management Deferred Compensation Plan;

(2)	Deferral Agreement Form for 2005 and Beneficiary Form; and

(3)	Summary of the Amended and Restated 2005 Deferred Compensation Plan.
By signing below, you represent that you have read and understand these documents and have had adequate opportunity to ask any questions about the documents. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.

Sean P. Burke
November 10, 2006

     If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with the laws of the State of California without regard to conflict of law rules.
Sincerely,
FLEXTRONICS INTERNATIONAL USA, INC.
By: /s/ Thomas J. Smach
Thomas J. Smach, Chief Financial Officer
Accepted and agreed on this 10th day of November, 2006.
/s/ Sean P. Burke
Sean P. Burke